Exhibit 99.2

Carver Bancorp, Inc. Definitively Rejects Dream Chasers’ Offer
NEW YORK, Jan. 31, 2024 /PRNewswire/ -- Carver Bancorp, Inc. (Nasdaq: CARV) ("Carver" or the “Company”), the holding company for Carver Federal Savings Bank (the "Bank"), a certified Community Development Financial Institution ("CDFI") and designated Minority Depository Institution (“MDI”), announced today that its Board of Directors (the “Board”) reviewed and thoroughly rejected an offer by Dream Chasers Capital Group (“Dream Chasers”) to acquire 35% interest in Carver’s common equity.
The Board determined that the adverse publicly disclosed regulatory history of Dream Chasers’ leadership posed unacceptable reputational risks to Carver’s standing and mission credibility.  The Board noted the potential impact of such reputational risk on Carver’s relationship with its shareholders, third-party stakeholders, regulators, and customers.  Furthermore, a comprehensive review of the Dream Chasers proposal found it to be wholly deficient with respect to structural details, implied valuation, dilution, and the basic disclosure of financial and managerial resources.
In particular, the Board noted the following contributing factors in its decision to reject Dream Chasers’ offer:
1.	The significant reputational risk resulting from the adverse regulatory history of Dream Chasers’ leadership;
2.	The anticipated inability of Dream Chasers to obtain regulatory approval for the purchase of a material interest in Carver;
3.	The anticipated inability of Dream Chasers to qualify as a bank holding company;
4.	The lack of direct experience of Dream Chasers’ leadership with a federally regulated and insured depository institution;
5.	The unsubstantiated financial resources of Dream Chasers; and
6.	The unrealistically low offer price based on Carver’s intrinsic value.
As a result of its evaluation, the Board definitively determined that an association with Dream Chasers of any type is not in the best interest of Carver, its shareholders, and its community stakeholders.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. (NASDAQ: CARV) is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Headquartered in Harlem, NY, Carver was founded in 1948 to serve African American and Caribbean-American communities in New York whose residents, businesses, and institutions had limited access to mainstream financial services. The U.S. Treasury Department has designated Carver as a Community Development Financial Institution ("CDFI") because of its community-focused banking services and dedication to its local community's economic viability and revitalization. Carver is one of the largest African- and Caribbean-American managed banks in the United States. The Bank recently expanded its online presence to include consumer checking and savings accounts across nine states, from Massachusetts to Virginia, and Washington, DC. For further information, please visit the Company's website at www.carverbank.com. Be sure to connect with Carver on Facebook, LinkedIn, and Twitter.
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks, and uncertainties. More information about these factors, risks, and uncertainties is contained in our filings with the Securities and Exchange Commission.
Media:
Michael Herley for Carver
203.308.1409
mediainquiries@carverbank.com
Investors:
ir@carverbank.com